Exhibit 10.17

CONFIDENTIAL SETTLEMENT AND GENERAL RELEASE AGREEMENT

Rollins, Inc. (“COMPANY”) and Paul E. Northen, his heirs, executors, administrators, successors, and assigns (collectively referred to as “EMPLOYEE” and, with the Company as the “PARTIES”), hereby enter into this Confidential Settlement Agreement and General Release (the “Agreement”).

In consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Consideration. For and in consideration of the execution and non-revocation of this Agreement by EMPLOYEE, COMPANY agrees:

a.	to pay EMPLOYEE a gross sum of Six Hundred Thousand Dollars and 00/100 ($600,000.00) to be distributed to EMPLOYEE in two separate payments as follows: (1) a lump payment in the amount of $350,000.00 to be paid to EMPLOYEE within a reasonable time, not to exceed ten (10) days, following receipt by the COMPANY of a copy of this Agreement executed by EMPLOYEE and the expiration of the seven (7) day revocation period following the signing of this Agreement, for which COMPANY shall issue an IRS Form 1099-MISC to EMPLOYEE at year end; and (2) a lump-sum payment in the gross amount of $250,000.00 to be paid to employee no later than March 14, 2023, for which COMPANY shall issue an IRS Form 1099-MISC to EMPLOYEE at year end;

b.	as additional consideration, the COMPANY will subsidize EMPLOYEE’S COBRA premiums at 100% for up to eighteen (18) months starting in April 2022. After eighteen (18) months, EMPLOYEE will be responsible for 100% of COBRA premium amounts;

c.	EMPLOYEE will receive up to six (6) months of Executive Career Transition Consultation from a provider mutually agreed to by EMPLOYEE and the COMPANY;

d.	COMPANY will allow EMPLOYEE to purchase his current Company-provided vehicle at the pay off price amount owed pursuant to COMPANY’s employee vehicle purchase policy as of the date of EMPLOYEE’s execution of the Agreement;

e.	COMPANY will pay for EMPLOYEE to undergo his 2022 annual physical by Emory Executive Health; and

f.	EMPLOYEE may retain his Company issued I-pad.

2.	No Admissions. The parties agree that this Agreement is entered into voluntarily by all parties, and that the payments and benefits conferred herein are not to be construed as an admission of liability on the part of the persons, corporations, and entities hereby released, by whom liability is expressly denied.

3.	Adequacy of Consideration. EMPLOYEE understands and agrees that he would not receive the monies and other consideration specified in Paragraph 1 above except for his execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4.	Other Benefits. Nothing in this Agreement shall alter or reduce any vested, accrued interests or rights (if any) EMPLOYEE may have to any benefits to which EMPLOYEE may be entitled under COMPANY’s 401(k) plan or affect EMPLOYEE's right to elect and pay for continuation of EMPLOYEE’s health, dental and/or vision insurance benefits under COMPANY’s Benefit Plans.

5.	EMPLOYEE's Full Release of All Claims. In consideration for the undertakings and promises of COMPANY set forth in this Agreement, EMPLOYEE unconditionally releases, discharges, and holds harmless Rollins, Inc.; its shareholders, directors, officers, employees, attorneys and agents, and the business affiliates, subsidiaries, successors and assigns of each (herein referred to as “RELEASEES”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as "claims"), that EMPLOYEE had, has, or might claim to have against RELEASEES at the time EMPLOYEE executes this Agreement, including but not limited to any and all claims: arising from EMPLOYEE's employment, pay, bonuses, commissions, incentives, vacation, sick or other leave, or any other employee perquisite or employee benefit, and other terms and conditions of employment or employment practices of COMPANY; relating to the ending of EMPLOYEE's employment with COMPANY, the surrounding circumstances thereof, or any communications about the ending of EMPLOYEE’s employment; relating to payment of any attorney’s fees for EMPLOYEE; based on discrimination on the basis of race, color, religion, sex, sexual orientation, gender, gender identity, gender expression, national origin, handicap, disability, age or any other category protected by law under the Civil Rights Acts of 1866, 1964, and 1991, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the American Rescue Plan Act and the False Claims Act (as any of these laws may have been amended) or any other similar labor, employment, compensation or anti-discrimination laws; based on any property, contract, tort, whistleblower, personal injury, public policy, good faith and fair dealing or wrongful discharge theory; and based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory. The parties understand that this listing of specific laws is not intended to be exhaustive and, except as otherwise may be provided in the Agreement, they understand and agree that this is a full, complete and final general release of any and all claims. The parties further agree that this Agreement shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.

6.	Indemnification for Tax Consequences. EMPLOYEE agrees that EMPLOYEE is responsible for all applicable taxes, if any, as a result of the receipt of the monies in Paragraph 1. EMPLOYEE understands and agrees COMPANY is providing EMPLOYEE with no representations regarding tax obligations or consequences that may arise from this Agreement. EMPLOYEE, for EMPLOYEE and EMPLOYEE’s dependents, successors, assigns, heirs, executors and administrators (and EMPLOYEE’s legal representatives of every kind), agrees to indemnify and hold RELEASEES harmless for the amount of any taxes, penalties, or interest that may be assessed by any governmental tax authority against any of the RELEASEES in connection with such governmental authority’s determination that COMPANY or any of the other RELEASEES was required to, but failed to, withhold or report the correct amount of income taxes from the payment made to EMPLOYEE pursuant to Paragraph 1 of this Agreement. EMPLOYEE agrees that EMPLOYEE shall indemnify the RELEASEES for the full amount of such liability within thirty (30) days after receipt of notice from COMPANY or any of the other RELEASEES of the assessment of such taxes, penalties, or interest.

7.	EMPLOYEE's Covenant Not to Sue or Accept Recovery. EMPLOYEE agrees to waive and shall not be entitled to any relief, recovery, or money in connection with any action or investigation brought against COMPANY, regardless of who filed or initiated any such complaint, charge, or proceeding. However, nothing in this Agreement is intended to, or shall, interfere with the EMPLOYEE’s rights under any local labor, civil rights, or employment laws to file or otherwise institute a charge, to participate in a proceeding with any appropriate government agency enforcing labor, civil rights or employment laws or other protected activities, to cooperate with any such agency in its investigation, or to receive any remedy as an SEC Whistleblower, including an award from the SEC, none of which shall constitute a breach of this Agreement.

8.	No Pending Actions or Claims. EMPLOYEE represents that EMPLOYEE has not filed any lawsuits against COMPANY or any RELEASEES at the time EMPLOYEE executes this Agreement. Further, EMPLOYEE has not suffered any work-related illness or injury that could form the basis of any workers’ compensation or disability claim as of the date EMPLOYEE executed this Agreement. Other than with respect to the amounts referenced in Paragraph 1, EMPLOYEE further agrees that EMPLOYEE has been paid all compensation due as a result of EMPLOYEE’s employment with COMPANY. EMPLOYER similarly represents that COMPANY has not filed any lawsuits against EMPLOYEE at the time COMPANY executes this Agreement.

9.	No Interest in Reinstatement. EMPLOYEE hereby acknowledges that EMPLOYEE has no interest in reinstatement, reemployment, or employment with COMPANY, and EMPLOYEE forever waives any interest in or claim of right to any future employment by COMPANY. EMPLOYEE further covenants not to apply for future employment with COMPANY or any of its affiliates.

10.	Return of Company’s Property and Information. EMPLOYEE agrees, except as specifically set forth in Paragraph 1, as a condition precedent to receipt of any money pursuant to this Agreement, that EMPLOYEE will deliver or cause to be delivered to COMPANY any and all books, notebooks, notes, financial statements, manuals, keys, cellular telephone, computer or other electronic devices, data or other documents and materials in EMPLOYEE’s possession or under EMPLOYEE’s control relating to any of COMPANY’s confidential information, customer information, prospect lists or trade secrets, or which is otherwise the property of COMPANY and that EMPLOYEE will not make or retain or distribute copies of any such material. EMPLOYEE also agrees that if there are any documents or electronic files that reside on any data collection device or computer not owned by COMPANY that EMPLOYEE will delete these files.

11.	Cooperation in Legal Matters. In consideration for the promises and payments by COMPANY pursuant to this Agreement, EMPLOYEE agrees to fully cooperate with the COMPANY in any and all investigations, inquiries or litigation, whether in any judicial, administrative, or other public, quasi-public or private forum, in which COMPANY is involved, whether or not EMPLOYEE is a defendant in such investigations, inquiries, proceedings or litigation. EMPLOYEE shall provide truthful testimony, background information, and other support and cooperation as COMPANY may reasonably request. EMPLOYEE and COMPANY agree that EMPLOYEE will be reasonably reimbursed for time expended on a per diem basis of $1,000.00 per day, prorated for partial days. COMPANY also agrees to reimburse EMPLOYEE for any pre-approved expenses incurred by him under this Paragraph. EMPLOYEE and COMPANY agree that he is responsible for any and all applicable taxes associated with these payments.

12.	Indemnification. It is agreed by the Parties that EMPLOYEE does not release any existing rights or claims he may have for the Company and/or its insurers to indemnify him for any claims, liabilities, damages, attorneys’ fees and/or costs arising out of a claim or lawsuit brought against EMPLOYEE as an employee or individually for his actions or inactions as an employee of the COMPANY, including but not limited to any rights that EMPLOYEE may have pursuant to the Amended and Restated By-Laws of Rollins, Inc. as amended on August 25, 2020.

13.	Cooperation in Professional Transition of Business Affairs. In consideration for the promises and payments by COMPANY pursuant to this Agreement, EMPLOYEE agrees to cooperate to the fullest extent possible in the professional transition of those business-related matters for which EMPLOYEE was responsible during employment with COMPANY.

14.	Confidentiality and No Harassing Conduct. EMPLOYEE agrees to keep all matters concerning this Agreement, as well as the facts, circumstances, and contents of this Agreement, and the facts and circumstances surrounding the end of EMPLOYEE’s employment with COMPANY, confidential and not to discuss with anyone (other than attorneys or tax advisors) or authorize discussion by anyone of the terms of this Agreement. To the extent EMPLOYEE may discuss the terms of this Agreement with such individuals they agree to this Confidentiality and No Harassing Conduct provision and EMPLOYEE agrees to be responsible for any breach of this provision by such individuals. EMPLOYEE promises not to undertake any harassing or disparaging conduct, whether oral, written or by electronic means, such as via text or any social media, directed at COMPANY or any RELEASEE and to refrain from making any harassing or disparaging statements concerning COMPANY or any RELEASEE to any third party. For purposes of this paragraph, “harassing” and “disparaging” shall refer to conduct or statements that are false or misleading and that cast COMPANY or any RELEASEE in a negative light for the purpose of injuring their business interests or interfering with their business relations. COMPANY agrees that it will instruct Gary W. Rollins, John Wilson, Jerry Gahlhoff, Elizabeth Chandler, and Julie Bimmerman not to disparage EMPLOYEE. This Agreement shall not prohibit any party from complying with any legal requirement to disclose information. In the event EMPLOYEE is compelled by force of law to disclose the contents of this Agreement, EMPLOYEE agrees that notice of receipt of the judicial order or subpoena shall be immediately communicated to COMPANY and confirmed immediately thereafter in writing so that COMPANY will have the opportunity to assert what rights it may have in non-disclosure prior to any responses to the order or subpoena. In the event of any inquiry by a potential employer of EMPLOYEE, COMPANY agrees to refer such inquiry to its Human Resources Department, where the inquiring party shall be provided with the dates of EMPLOYEE’s employment and the positions he held and no other information.

15.	Post-Employment Restrictions.

a.	Definitions.

(i)“Trade Secrets” means all information, without regard to form including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or lists of actual or potential customers, advertisers, vendors, or suppliers which are not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secrets include any documents or information that constitute a “trade secret(s)” under the common law or statutory law of the State of Georgia and generally includes all source codes and object codes for COMPANY software, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of COMPANY.

(ii)“Confidential Information” means any and all information, not rising to the level of a Trade Secret, regarding COMPANY, its activities, business or customers, that is valuable to COMPANY and is not generally disclosed to persons not employed by COMPANY. Confidential Information includes without limitation such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of COMPANY; (B) its products and services; (C) the costs, sources of supply, financial performance and strategic plans of COMPANY; (D) the identity and special needs of the customers of COMPANY; and (E) the people and organizations with whom COMPANY has business relationships and the nature and substance of those relationships. Confidential information also includes any and all information that COMPANY has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. “Confidential Information” shall not include information that has become generally available to the public by the act of one or has the right to disclose such information without violating any legal right or privilege of COMPANY.

b.	Non-Disclosure or Use of Trade Secrets and Confidential Information. EMPLOYEE agrees that for a period of two (2) years immediately following the termination of EMPLOYEE’s employment with COMPANY, EMPLOYEE agrees that he shall not, directly or indirectly, transmit or disclose any Trade Secrets or Confidential Information of COMPANY to any person and shall not make use of any such Trade Secrets or Confidential information, directly or indirectly, for EMPLOYEE or others, without the prior written consent of COMPANY, except for a disclosure that is required by any law or order, in which case EMPLOYEE shall provide COMPANY prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under state or federal law, this subsection is not intended to and does not limit COMPANY’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information loses its status as a Trade Secret under applicable law through the act of one who has the right to disclose such information without violating any legal right or privilege of COMPANY.

c.	Effect of Disclosure. EMPLOYEE acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information not expressly allowed by this Agreement is detrimental to COMPANY. In the event that any Trade Secret or Confidential Information is disclosed by EMPLOYEE in violation of this Agreement, EMPLOYEE shall be immediately, directly and principally liable, with no limitation, for any and all costs, claims and damages including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation sustained by COMPANY as a result of such disclosure

d.	Non-Solicitation. EMPLOYEE understands and agrees that the relationship between COMPANY and each of its customers and prospective customers constitutes a valuable asset of COMPANY and may not be converted to EMPLOYEE’s own use. EMPLOYEE hereby agrees that for the two (2) year period immediately following the termination of said employment for any reason, EMPLOYEE will not, without the prior written consent of COMPANY, directly or indirectly, on EMPLOYEE’s own behalf or as a principal or representative of any other person or entity, solicit, contact, call upon, or attempt to solicit, contact, or call upon any customer or prospective customer of the COMPANY, or any representative of any customer or prospective customer of COMPANY, with a view to sell or provide any product, equipment, or service competitive with any product, equipment or service sold or provided or under development by COMPANY during the two (2) year period immediately preceding the termination of

EMPLOYEE’S employment with COMPANY, provided that the restrictions set forth in the Section shall apply only to customers or prospective customers of COMPANY with which EMPLOYEE had contact on behalf of COMPANY during such two (2) year period.

e.	Non-Recruitment. EMPLOYEE understands and agrees that the relationship between COMPANY and each of its employees constitutes a valuable asset of COMPANY and may not be converted to EMPLOYEE’s use. EMPLOYEE covenants and agrees that during the term of EMPLOYEE’s employment with COMPANY and for a period of two (2) months immediately following the termination of said employment, EMPLOYEE will not, without the prior written permission of COMPANY, solicit or induce, or attempt to solicit or induce, any employee of COMPANY to terminate his or her relationship with COMPANY and/or to enter into an employment or agency relationship with EMPLOYEE or with any other person or entity with whom EMPLOYEE is affiliated.

f.	Non-Competition. EMPLOYEE shall not, for a period of two (2) years following the end of EMPLOYEE’S employment with the COMPANY, engage in Prohibited Activity, as defined below, in the pest, termite, and/or wildlife control services industry, or in any ancillary service industry in which the COMPANY is currently providing services.

Prohibited Activity. "Prohibited Activity" is activity in which the EMPLOYEE contributes the EMPLOYEE’S knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the COMPANY, including those engaged in the business of pest, termite, and/or wildlife control, or in any ancillary service. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

g.	Protected Rights. The Parties acknowledge and agree that nothing in this Agreement is intended to prevent or impede EMPLOYEE from providing truthful information in connection with an investigation or proceeding authorized by law and conducted by the EEOC, NLRB, SEC or other local, state of government agency (“Government Agencies”), or from making disclosures to, or communicating with, Government Agencies regarding suspected or possible violations of law, without prior notice to the COMPANY.

16.	Construction of Agreement. The parties agree that construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed, and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement.

17.	Breach of Agreement. EMPLOYEE agrees that immediately upon the breach by him of any of the terms and/or provisions of this Agreement, or in the event he challenges the validity of this Agreement or any of its terms, COMPANY is immediately thereby relieved of any and all of its obligations hereunder, including but not limited to the obligation to make further payments hereunder. Furthermore, EMPLOYEE agrees that as a matter of contract, that in the event he challenges the validity of his Agreement or any of its terms, he will forfeit and, to the extent already paid by COMPANY, he will promptly repay to COMPANY the full amount of the severance set forth herein. EMPLOYEE agrees that in the event he is unsuccessful in any challenge to the validity of this Agreement or any of its terms, he will be fully responsible for any expenses or damages incurred by COMPANY, including court costs and reasonable attorneys’ fees, arising as a result of his challenge.

18.	Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by all Parties wherein specific reference is made to this Agreement.

19.	Miscellaneous. This Agreement is entered into without reliance upon any statement or representation of any party other than the statements and representations contained in this Agreement. It may not be modified without the parties’ express written consent. Any failure by any party to enforce any rights and privileges under this Agreement shall not be deemed to constitute waiver of any of their rights and privileges.

20.	Employee Acknowledgment. By signing this Agreement, EMPLOYEE certifies that: EMPLOYEE carefully read and fully understands the provisions of this Agreement; EMPLOYEE had the opportunity and was advised by COMPANY in writing, via this Agreement, to consult with an attorney before signing this Agreement; COMPANY allowed EMPLOYEE up to twenty-one (21) days from its initial presentation to EMPLOYEE to consider this Agreement before signing it; and EMPLOYEE agrees to the terms of this Agreement knowingly, voluntarily and without intimidation.

21.	Revocation of Agreement. EMPLOYEE may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by James Benton, Jr., Vice President, Global Total Rewards, 2170 Piedmont Road NE, Atlanta, GA 30324. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) day period.

22.	Copies of This Agreement. This Agreement may be signed in single copy, multiple copies, single or multiple signature pages (for example, with one party signing one signature page and other parties signing other signature pages), and with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

23.	Governing Law. This Agreement shall be governed by, enforced, and construed in accordance with the laws of the State of Georgia. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced in a court of competent jurisdiction.

IN WITNESS WHEREOF the undersigned hereunto set their hands to this Agreement on the dates written below.

PAUL E. NORTHENROLLINS, INC.

(“EMPLOYEE”)(“COMPANY”)

/s/ Paul E. Northen     /s/ Jerry Gahlhoff, Jr

SignatureAuthorized Signature

April 4, 2022      Jerry Gahlhoff, Jr.

DateName

President and COO

Title

April 5, 2022

Date